Innisfree
M&A Incorporated

IMPORTANT NOTICE REGARDING THE OFFER FOR

CREXUS INVESTMENT CORP.

RE:                  CREXUS INVESTMENT CORP.

OFFER TO PURCHASE BY ANNALY CAPITAL MANAGEMENT, INC.

CUSIP:                    226553-10

Expiration Date:     APRIL 16, 2013 AT 5:00 PM NEW YORK CITY TIME

Offer Price if Expiration Date is April, 16, 2013: $13.05206 per share*

*** IMPORTANT INFORMATION ABOUT THE OFFER ****

The price offered per share is $13.00 plus an amount approximating the pro-rata portion of the dividend shareholders would have received with regard to the quarter in which the tendered shares are purchased.

If the Expiration Date is April 16, 2013, the amount Annaly Capital Management, Inc. is offering to pay will be $13.05206 per share.

If you have any questions, please call Innisfree M&A Incorporated at 212-750-5833. Thank you.

* Offer Price is $13.00 plus an amount approximating the pro-rata portion of the dividend shareholders would have received with regard to the quarter in which the tendered shares are purchased